Housing Trusteeship Agreement

Party A:	Shenzhen Qianhai Commerce Secretariat Co., Ltd.

Address:	Room 201, Building A, No. 1 of Qianwan 1st Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

Party B:	Fu Hui (Shenzhen) Commercial Factoring Co., Ltd. (investment entity intending to register as a company)

Specific applicant:	Qiu Shunlan

Address of the applicant:	Room 1902, Block B of Pacific Business Building, Jiabin Road, Luohu District, Shenzhen

ID/Passport number:	50023319970513084X

Contact number:	13637862524

Name of the company to be registered:	Fu Hui (Shenzhen) Commercial Factoring Co., Ltd. (hereinafter referred to as “housing trusteeship company”)

Name of the legal representative of the company to be registered:	Huang Shaoyong

Contact number of the legal representative of the company to be registered:	13626052522

According to the relevant regulations of General Principles of Civil Law of the People’s Republic of China, Contract Law of the People’s Republic of China, Regulations on Qianhai Shenzhen-Hong Kong Modern Service Cooperation Zone in Shenzhen Special Economic Zone, and the Several Opinions of the Shenzhen Market Supervision Administration on Encouraging Social Investment to Promote Economic Development, Party A and Party B voluntarily sign the agreement through equal negotiation as follows on that Party A shall be the housing trusteeship company and offer the housing trusteeship services to Party B:

I. Within the housing Trusteeship term agreed in this agreement (hereinafter referred to as the “Trusteeship term”), both parties agreed to use Party A’s residence (hereinafter referred to as “trusteeship housing”) as the registered address of the housing trusteeship company. The address of the trusteeship housing is: Room 201, Building A, No. 1 of Qianwan 1st Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen.

II. The trusteeship housing is only used as the statutory registered address when the housing trusteeship company registers with the Shenzhen Market Supervision and Administration Bureau and other departments, and is not used as the actual business operation site and office space or any other place of the housing trusteeship company. All expenses and responsibilities incurred by the company’s actual business operation site, office space, etc., shall be borne by the housing trusteeship company or Party B, and shall not have nothing to do with Party A.

III. The trusteeship housing can only be used by Party B’s registered housing trusteeship company. Within the valid period of this agreement, if Party B changes the investor of the housing trusteeship company without the prior written approval from Party A, this agreement will become invalid automatically. At the same time, Party B shall pay liquidated damages for 20% of the total amount of this agreement to Party A, and Party A shall also reserve the right to demand compensation from Party B for the corresponding loss.

IV. Trusteeship term and expenses payment method

1 The trusteeship term should be calculated by year, and the minimum trusteeship term is one year. The trusteeship term under this agreement is from March 26, 2018 to March 25, 2019. At the end of the trusteeship term, the agreement may be renewed in written form upon the agreement of both parties. If Party B asks for renewal, Party B shall notify Party A one month before the expiration of the trusteeship term, or the registered address shall be invalid automatically on the expiration date of the trusteeship term.

2 The trusteeship fee under this Agreement is RMB only (¥____ ) for each year.

3 Party B shall transfer the trusteeship fee of RMB (¥____ ) in full under the Agreement to Party A’s designated bank account on the date of this Agreement.

Account Opening Bank: China Construction Bank, Shenzhen Branch Subsidiary, Shangbu Sub-branch

Name: Shenzhen Qianhai Commerce Secretariat Co., Ltd.

Account number: 4420 1508 0000 5253 2241

After payment, Party B shall promptly request the invoices from Party A’s financial department. The invoices will be used as the evidence for Party B to exercise the relevant rights stipulated in this Agreement.

V. The rights and obligations of Party A

1 In accordance with Article 4 of this Agreement, Party B is required to pay the housing trusteeship fee.

2 It should provide Party B with the relevant materials in a timely manner, such as business license copy, etc., for the housing trusteeship company to go through registration procedures.

3 It has the right to carry out necessary inspections and supervision on the Agreement implementation of Party B.

4 It has the right to require the housing trusteeship company or Party B to submit the basic operation information and major activity information of the company regularly.

5 It has the right to audit the investment entity of the housing trusteeship company, and require Party B to report in written form the changes and reasons for the change of the investment entity of the housing trusteeship company.

6 If the housing trusteeship company and Party B fail to submit the basic operation information and major activity information of the company according to the stipulations of this Agreement, Party A shall have the right to refuse the renewal of this Agreement at its expiration day.

7 If any illegal operation of the housing trusteeship company and Party B has been found, Party A shall have the right to terminate the Agreement. Party B shall pay liquidated damages for 20% of the total amount of this Agreement to Party A, and Party A shall also reserve the right to demand compensation from Party B for the corresponding loss.

VI. The rights and obligations of Party B

1 Party B has the right to request Party A to provide relevant materials like business license copy, for the housing trusteeship company to go through registration procedures.

2 Pay the custody fee to Party A in full and on time.

3 Actively cooperate with Party A’s legal inspection and supervision.

4 Actively cooperate with Party A to carry out information collection work for companies entering the region, and submit regularly the basic operation information and major activity information of the housing trusteeship company or Party B by e-mail, fax, etc. according to the form template provided by Party A on a monthly basis.

5 Actively cooperate with Party A in carrying out necessary inspections and supervision of the implementation of this Agreement.

6 Timely reports the changes and reasons for the investor changes of the housing trusteeship company to Party A.

VII. This Agreement is signed by Party A and Party B on a voluntary and fair basis, and disputes arising from the implementation process or Agreement itself shall be settled jointly by Party A and Party B through consultation. If the consultation fails, both parties have the right to file a lawsuit to the People’s Court of Nanshan District of Shenzhen.

VIII. Exceptions: The rights and obligations of both parties stipulated in this Agreement do not constitute and should not be interpreted as any cooperation or partnership. All the consequences and liabilities directly or indirectly arising from any business activities or illegal activities undertaken by Party B or the housing trusteeship company established by and other affiliated companies, or branch offices of Party B shall have nothing to do with Party A. If Party A suffers any direct or indirect losses, Party B shall bear the full compensation liability.

IX. Both parties can agree upon the issues which are not mentioned in this Agreement through negotiation in a written supplemental agreement. The supplementary agreement shall have the same legal effect as this Agreement after the signature and sealing of the legal representatives and authorized representatives of both parties.

X. This Agreement shall take effect on the date of signing and sealing by both parties.

XI. This Agreement is in triplicate, among which Party A has one copy, and Party B holds two copies. The three copies have same legal effect.

(The following no text, for the signing page)

Party A: Shenzhen Qianhai Commerce Secretariat Co., Ltd
Seal:
Special Seal (5) for Housing Trusteeship Agreement of Shenzhen Qianhai Commerce Secretariat Co., Ltd. (Seal)

4403055090304

Legal representative (authorized representative):

March 26, 2018

Party B:
（Seal）Fu Hui (Shenzhen) Commercial Factoring Co., Ltd. (Seal) 4403050934901

Seal / signature (Seal of the institutional shareholder, Seal or signature of natural person shareholder): Huang Shaoyong (Seal)

March 26, 2018